UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

MYLAN N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Mylan N.V. Building 4 Trident Place Mosquito Way, Hatfield, Hertsfordshire, AL109UL, UK

June 12, 2017

Dear Fellow Mylan Shareholders,

We are writing to provide you with additional information about Mylan that we believe will be helpful as you make your voting decisions for our upcoming annual general meeting on June 22nd. Given that there have been some misleading press reports and a letter from a group of shareholders, we believe you deserve to hear directly from Mylan’s directors whom you have elected to represent your interests. In particular, we want to highlight Mylan’s highly engaged Board, the success of the unique management structure, the continuing role of Mr. Coury and the alignment of his compensation to performance, our response to developments regarding EpiPen® Auto-Injector pricing, and the Board’s reaction to Teva’s April 2015 expression of interest in acquiring Mylan.

First and foremost, Mylan’s Board has overseen the development of a sustainable, differentiated, clear, and consistent long-term strategy that has created sustained long-term value for shareholders, while also serving the interests of all stakeholders.

Over the last 15 years, the market capitalization of Mylan has increased from ~$3 billion1 to ~$20 billion2, an increase of ~$17 billion. Over the five-, ten-, and fifteen-year periods ending on December 31, 2016, Mylan has delivered strong absolute stock price appreciation of 78%, 93%, and 140%, respectively. As evidenced by the fact that Mylan achieved and has maintained an investment grade credit rating since 2012, we are incredibly proud of the fact that this long-term growth has been achieved with a solid and secure balance sheet and in a disciplined and sustainable manner, in contrast to others in our industry. Despite industry-wide headwinds in 2016, including volatility and valuation contraction in the generic and specialty pharmaceutical industry, Mylan again delivered strong financial and operational results for the year, and outperformed many of its peers.

The Mylan Board has designed executive compensation programs to drive continued execution against our strategy to create a leading, robust, sustainable company, while aligning compensation with company performance and long-term shareholder value creation and other stakeholder interests.

Mylan has an engaged, refreshed, and responsive Board

Mylan’s proposed 2017 Board reflects the Mylan Board’s continual evaluation process and includes a diverse mix of directors, with over one-third women, and an average tenure of just eight years -- a blend of newer and more seasoned directors who bring valuable perspectives to our boardroom. The Board is comprised of highly experienced individuals with a variety of skills and industry knowledge in healthcare, international markets, strategy, and finance, providing independent oversight over company management. The Mylan Board continually reevaluates the overall board leadership structure and Mylan’s governance to best serve the company, its shareholders, and other stakeholders and to preserve and promote shareholder value creation.

1 As of March 31, 2001.

2 As of December 31, 2016.

In 2017, the Mylan Board nominated a new member, Sjoerd Vollebregt, with extensive European public company experience, who will be one of four new directors in the last five years. Coupled with the departure of three long-serving directors in 2017, the newly refreshed Mylan Board remains well constituted to lead the company’s strategic development and provide robust management oversight.

Further, the Mylan Board is well-positioned to continue its robust shareholder engagement program to learn from and respond to shareholders. During these engagements over the last three years, the directors have met with shareholders representing over 80% of our outstanding shares and have discussed a variety of topics with these shareholders, including matters related to our compensation programs, which have been substantially enhanced in response to this valuable shareholder feedback.

Finally, the Mylan Board has always been committed to independent leadership, and created a robust Lead Independent Director position in 2012. One of the first orders of business for our Board after our annual general meeting is for the independent directors to elect a new Lead Independent Director, yet another example of routine board evolution and refreshment.

Unique management structure and stable management team contribute to the long-term success of Mylan

The Mylan Board has invested significant time and effort into developing and fostering a leadership structure that is appropriate for Mylan and believes that the strong and stable leadership of the company has been critical in the long-term growth and development of Mylan into a global leader in its industry. Our long-tenured management team with 70 years of combined industry experience is one of the most stable and long-tenured in the entire industry -- at a time of high volatility and significant turnover, this stability and experience has been critical to our continued growth and success. This is a distinct contrast from most of our peers whose performance and ability to set and execute strategy for the future has suffered due to executive turnover and lack of adequate succession planning. Mylan’s unique leadership structure and extremely talented group of leaders has allowed the company to focus on executing on our long-term strategy even during periods of potential disruption caused by industry, regulatory, and other headwinds and forces outside our control.

Performance-based executive compensation tied to challenging targets has led to strong long-term growth

The Compensation Committee and/or the Mylan Board are independently responsible for setting named executive officer and director compensation, with the assistance of external compensation experts and advisors. In setting Mr. Coury’s compensation, the Board has consistently aligned that compensation with the interests of the company and shareholders, contributing to high shareholder returns during his tenure. With regard to Mr. Coury’s compensation as reported for 2016, almost all of it was granted and earned over his 15-year tenure as CEO and then Executive Chairman, or directly relates to his retirement as an executive in 2016 and transition to non-executive Chairman. This compensation was previously disclosed in Mylan’s prior proxy statements and other filings, including its Say on Pay proposals, which shareholders have consistently supported since 2013. During Mr. Coury’s long tenure, Mylan has delivered strong financial performance and shareholder growth, and his new compensation structure is even further aligned with the company’s stock performance while providing shareholders with the benefit of his continued leadership and guidance in setting Mylan’s strategic direction over the next five years. Mr. Coury’s restricted stock units will incentivize him to perform over the next five years and are unrelated to retirement payments otherwise due to him as a result of the termination of his employment.

Furthermore, following constructive engagement with shareholders, in 2016 we refined our compensation program to rely on a simplified mix of base salary and annual and long-term incentive awards over the next few years. Our incentive plans, based on rigorously determined targets, continue to be aligned with long-term strategy, serving shareholder and other stakeholder interests.

Mr. Coury has been integral to the success of Mylan and he will continue to provide strategic leadership for the next five years

In his role as non-executive Chairman, Mr. Coury will continue to provide the overall strategic leadership of Mylan, consistent with the role of chairman of a one-tier board under Dutch law and Mylan’s organizational documents. Along with the entire Mylan Board, he retains the responsibility to set the strategic direction of Mylan. In addition to providing Mylan’s overall strategic leadership, Mr. Coury also remains actively involved in any material transaction or other matter involving the company, provides important guidance to our senior management team, and interacts with our shareholders and other stakeholders.

Mylan has taken several steps to help ensure all people experiencing life-threatening allergic reactions have access to EpiPen

The debate regarding drug pricing in the U.S. is not company- or product-specific, but rather an industry-wide issue that requires a broad conversation and a holistic solution involving all market participants. With respect to our EpiPen® Auto-Injector product, we took unprecedented action to respond meaningfully to the seismic shifts in our healthcare system, particularly the rise in high deductibles for consumers, by cutting the list price of the product in half through the launch of the authorized generic (which now represents more than 40% of the epinephrine auto-injectors in a multi-player market), as well as significantly enhancing our patient assistance programs. We believe the example we set to help reduce the cost for patients is unmatched by others in the industry.

As a result of these steps, since August 2016 nearly 90% of consumers who received an EpiPen® Auto-Injector or its authorized generic had an out-of-pocket cost of less than $100 and more than 80% are paying less than $50. Uninsured patients earning up to 400% of the Federal Poverty Level may receive an EpiPen® Auto-Injector at no cost. This means an uninsured or underinsured family of four making up to $97,200 pays $0. We agree with the determination of one of the well-respected governance advisors who has stated that it is too early and these issues are too broad and complex to warrant any action at this annual general meeting.

Teva’s expression of interest was simply not right for the company and its stakeholders

While Teva made a non-binding indication of interest in 2015, it did not make a formal offer to acquire Mylan, and Teva expressly stated that it was not making a formal offer. Teva soon thereafter turned its attention to another target, and publicly announced in July 2015 that it was no longer interested in Mylan in connection with Teva’s announcement of its agreement to acquire the Actavis generics business.

Any Teva offer would have been heavily weighted toward stock consideration and, therefore, given Teva’s precipitous stock decline since 2015, any transaction would be far less valuable than estimates at the time. Despite Mylan’s leadership team having much to gain financially from a potential transaction, the Teva approach was not right for the company and the long-term implications were inconsistent with Mylan’s commitment to shareholders and other stakeholders.

Mylan’s offer to acquire Perrigo came before Teva’s expression of interest in Mylan. Mylan pursued Perrigo as a strategic decision, not a tactical one to prevent a Teva takeover.

Mylan does not control the “stichting” which reviewed the Teva overture

The stichting is independent of Mylan. A stichting, which is not uncommon for Dutch companies, has a similar effect to a U.S. rights plan/poison pill with one significant difference. Unlike a rights plan, which is controlled by the company’s board of directors, the Mylan stichting is controlled by its own board of directors which is wholly independent from Mylan, the Mylan Board, and Mylan’s leadership. Consequently, the Mylan stichting does not empower the Mylan Board to block any transaction. Only the independent board of the stichting can exercise the powers of the stichting.

Thank you for being a shareholder in Mylan. We sincerely appreciate your investment in Mylan and welcome your input as we move forward together. We look forward to your continued support.

Heather Bresch	Wendy Cameron	Hon. Robert J. Cindrich

Robert J. Coury	JoEllen Lyons Dillon	Neil Dimick

Melina Higgins	Douglas J. Leech	Rajiv Malik

Joseph C. Maroon	Mark W. Parrish	Rodney L. Piatt

Randall L. Vanderveen

4